Exhibit 10.10

SUPPLEMENTAL ACCOUNT
Amended and Restated Effective July 31, 2013
(M. Longhi)

1.    Purpose
United States Steel Corporation established the Supplemental Account to provide a pension benefit for Mario Longhi (the “Participant”) with respect to compensation paid to him under the incentive compensation plans maintained by United States Steel Corporation, its subsidiaries, and its joint ventures.

Except as otherwise provided in this document, (1) the term “Code” means the Internal Revenue Code of 1986, as amended; (2) the terms “surviving spouse” and "Subsidiary Company" as used herein mean surviving spouse and subsidiary company as determined under (or, in the case of “subsidiary company”, as defined in) the United States Steel 1994 Salaried Pension Rules adopted under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Pension Plan”); and the term “continuous service” as used herein means continuous service as determined under the United States Steel Corporation Savings Fund Plan for Salaried Employees.

2.    Vesting
The Participant will vest in his Supplemental Account upon his termination of employment with the Corporation; provided, that such termination is either (i) on or after his attainment of age 65, or (ii) with the Corporation’s consent, or (iii) on account of his death or involuntary termination other than for cause.

3.    Amount of Benefit
The benefit accrued under the Supplemental Account shall be equal to the amount of Corporation contributions and investment earnings credited to the Participant’s Supplemental Account.

a.	Corporation Contributions to the Supplemental Account
The Participant’s Supplemental Account shall be credited with Corporation contributions equal to the bonus awards paid (or payable) to the Participant pursuant to the United States Steel Corporation 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) multiplied by 8.5%. The crediting of Corporation contributions shall occur on the date the applicable Incentive Compensation is paid to the Participant.
b.    Investment Earnings in the Supplemental Account
The Participant’s Supplemental Account shall be credited with investment earnings in the same manner as if the balance in the Account had been invested in the United States Steel Corporation Savings Plan for Salaried Employees (“Savings Fund Plan”) and had been invested in the Fidelity Freedom 2020 Fund (individuals born between 1951 and 1960). The number of shares to be credited to the Participant’s Supplemental Account (book entry only) will be calculated using the amount of contribution and the net asset value of the applicable Investment Option at markets close on the processing date.

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4.    Form of Benefit and Timing of Distribution

a.	Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013
With respect to benefits accrued from the adoption of the Supplemental Account through August 31, 2013, the Supplemental Account shall be payable in the form of a lump sum distribution to the Participant on the first business day of the seventh month following the date of the Participant’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Participant’s death).

Notwithstanding the foregoing specified form of payment, with respect to benefits accrued from the adoption of the Supplemental Account through August 31, 2013, the Participant may irrevocably elect to receive such benefits payable in the form of a single life annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Participant shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Participant has made a valid election to receive an annuity form.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Supplemental Account administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings. The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

b.	Annuity Distribution and Lump Sum Option for Benefits Accruing On and After September 1, 2013
With respect to benefits accrued on and after September 1, 2013, the Supplemental Account shall be payable in the form of a single life annuity. The payment date for commencement of monthly annuity installment payments shall be on the first regularly scheduled payroll date in the seventh calendar month following the month in which such termination of employment occurred.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Supplemental Account administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings. The same reasonable

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actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

Notwithstanding the foregoing specified form of payment, with respect to benefits that accrue on and after September 1, 2013, the Participant may receive such benefits in the form of a lump sum payment on the first business day of the seventh month following the date of the Participant’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Participant’s death), provided the Participant makes a timely benefit election. Such election to receive a lump sum payment, which is a one-time irrevocable election, must be made prior to September 1, 2013 in order to be valid.

c.	General
The term “termination of employment”, when used in the context of a condition to payment hereunder, shall mean a “separation from service” as that term is used under section 409A (a) (2) (A) (i) of the Code.

During any six-month delay period provided in sections 4.a. and 4.b., as applicable, earnings will accrue and be payable, on the first payment date specified, on the balance due in the same manner as if the balance in the Account had been invested as provided in section 3.b. above for such six-month period.

In the event the Participant dies prior to termination of employment, the Supplemental Account shall be paid to the Participant’s surviving spouse (or to the Participant’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

In the event the Participant dies after termination of employment but prior to receiving the benefits credited to his Supplemental Account, the Benefits shall be paid to the Participant’s surviving spouse (or to the Participant’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the scheduled payment date (i.e., the last business day of the calendar month following the month of the Participant’s death).

Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Supplemental Account.

5.    General Provisions
a.    Administration
The Vice President - Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of the Supplement Account. The administrator shall decide all questions arising out of and relating to the administration of the Supplemental Account. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Supplemental Account.

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b.    Amendment or Termination of Supplemental Account
The Corporation reserves the right to make any changes in this Supplemental Account or to terminate it, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Supplemental Account is terminated, the Participant will continue to accrue eligibility service under the Supplemental Account for purposes of satisfying the age 65 requirement, as long as he remains employed with the Corporation, his participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Supplemental Account which changes this Supplemental Account (including any amendment which increases, reduces or alters the benefits) or any action which terminates the Supplement Account for the Participant shall be made by a resolution of the Corporation’s Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of the Corporation and the corporation law of the state of Delaware.

c.    No Guarantee of Employment
Neither the creation of this Supplement Account nor anything contained herein shall be construed as giving the Participant any right to remain in the employ of the Corporation.

d.    Nonalienation
No benefits payable under this Supplemental Account shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of taxes, or (ii) obligations under a qualified domestic relations order.

e.    No Requirement to Fund
Except to the extent provided otherwise in this paragraph, benefits provided by this Supplemental Account shall be paid out of general assets of the Corporation. No provisions in this Supplemental Account, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

f.    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Supplemental Account.

g.    Severability
If any provisions of this Supplemental Account shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Supplemental Account, but this Supplemental Account shall be construed and enforced as if said illegal or invalid provision had never been included herein.

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h.    Exclusive Provisions
The provisions contained herein constitute the complete and exclusive statement of the terms of this Supplemental Account. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Supplemental Account. All reliance by any individual concerning the subject matter of this Supplemental Account shall be solely upon the provisions set forth in this document.

i.    Code Section 409A
This Supplemental Account shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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